UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

P.O. Box 224866

Dallas, Texas 75222-4866

SUPPLEMENT NO. 1 TO PROXY STATEMENT FOR THE

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 23, 2025

This supplement, dated August 26, 2025, amends and supplements the definitive proxy statement (the “Proxy Statement”) of DallasNews Corporation (the “Company”) filed with the Securities and Exchange Commission on August 15, 2025, relating to the Company’s Special Meeting of Shareholders to be held at 10:00 a.m. Central Time on Tuesday, September 23, 2025 (the “Special Meeting”). This supplement should be read in conjunction with the Proxy Statement. To the extent that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement controls.

Appointment of Additional Proxy Solicitor

As previously disclosed in the Proxy Statement, the Company has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies in connection with the Special Meeting. On August 25, 2025, the Company also engaged Okapi Partners LLC (“Okapi”) to assist in the solicitation of proxies on the Company’s behalf in connection with the Special Meeting. The Company has agreed to pay Okapi a fee of $25,000, plus certain customary costs and expenses, for these services. The Company will pay Okapi an additional fee of $5,000 for each adjournment of the Special Meeting and an additional fee of $75,000 upon the successful conclusion of the solicitation. The Company also agreed to indemnify Okapi against certain claims arising in connection with the proxy solicitation. The Company will bear all proxy solicitation costs.

If shareholders need assistance with casting or changing their vote, they should contact one of our proxy solicitors listed below. Shareholders who have already voted and do not wish to change their vote do not need to take any further action. The Company urges shareholders to vote their shares prior to the Special Meeting by using one of the methods described in the Proxy Statement.

D.F. King & Co., Inc.

28 Liberty Street, FL 53

New York, NY 10005

Toll-Free: (866) 416-0577

Email: DALN@dfking.com

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor

New York, New York 10036

Toll-Free: (844) 343-2621

Email: info@okapipartners.com